Exhibit 99.1

                   Quest Resource Corporation Operational Update and Third Quarter Results for Fiscal Year 2005

OKLAHOMA CITY, Oklahoma; November 17, 2005 - Quest Resource Corporation (OTC:QRES) has filed its third quarter report on Form 10-Q containing financial and operating results for the quarter ended September 30, 2005.

 Operational Update

The average gross daily gas production for the quarter ended March 31, 2005 was approximately 33,550 mcfd; for the quarter ended June 30, 2005 was approximately 35,680 mcfd and for the third quarter ended September 30, 2005 was approximately 37,050 mcfd.

Review of Third Quarter 2005 Financial Results

Selected financial data is provided below in a comparative format for the three months ended September 30, 2005 and 2004. On October 31, 2005, a 2.5 to 1 reverse stock split of the Company's common stock became effective. All share and per share data information in this release has been retroactively restated to reflect the reverse stock split.

                              QUEST RESOURCE CORPORATION
                          SELECT FINANCIAL AND OPERATING DATA
                  For Three Months Ended September 30, 2005 and 2004
                     (Dollars in thousands, except per share data)


                                                           September 30
                                                 -----------------------------
                                                       2005           2004
                                                       ----           ----
                                                   (unaudited)   (unaudited)
Total Revenue                                    $     13,506    $   11,520
Net Loss                                         $     (4,253)   $     (191)
Net Loss Per Share                               $      (0.64)   $    (0.03)
Operating Income                                 $      2,040    $    3,367
Operating Income Per Share                       $       0.31    $     0.60
EBITDA *1                                        $      6,106    $    6,626
EBITDA Per Share *1                              $       0.91    $     1.17
Weighted Average Shares Outstanding                 6,679,089     5,647,960

      *1


EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization, cumulative effect of accounting change, change in derivative fair value and gains on sale of assets. EBITDA is presented because it is used by the Company for, among other things, determining compliance with certain bank covenants. In addition, although EBITDA is not a measure of performance
calculated  in  accordance  with  generally  accepted   accounting   principles,
management believes that it is useful to an investor in evaluating the Company because it is used as a measure to evaluate a company's operating performance before debt expense and cash flow. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements, and by restrictions related to legal requirements, commitments and uncertainties. A reconciliation of EBITDA to financial net income is as follows:

                     Reconciliation of Net Income to EBITDA
             For the Three Months Ended September 30, 2005 and 2004
                                 (in thousands)


                                                        September 30
                                              ------------------------------
                                                   2005              2004
                                                   ----              ----
                                                (unaudited)       (unaudited)
Net Loss                                      $     (4,253)      $       (191)
Interest Expense, Net                         $      6,190       $      4,490
Income Tax Expense                            $         -        $         -
Depreciation, Depletion & Amortization        $      4,066       $      3,259
Change in Derivative Fair Value               $        103       $       (932)
                                              ------------       ------------
EBITDA                                        $      6,106       $      6,626
                                              ============       ============

Comments on Finances and Liquidity

Upon completion of the recent capitalization of the Company that closed on November 14, 2005, the Company had approximately $125 million of liquidity consisting of cash, cash equivalents and borrowing availability under its credit facilities. The Company currently anticipates that these capital resources will be sufficient to fund its development program. The Company's development program currently provides for drilling and connecting approximately 600 wells annually for the next three years and the construction of additional gas gathering pipeline infrastructure for these new wells.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of the Cherokee Basin in southeastern Kansas and northeastern Oklahoma that is served by its 1,000 mile gas pipeline network. For more information visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, the effects of Quest's hedging program, restrictions contained in Quest's credit facilities, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.


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